Deere & Company Other Financial Information	Exhibit 99.2 (Furnished herewith)

For the Twelve Months Ended	Equipment Operations		Agriculture and Turf		Construction and Forestry
Dollars in millions	October 29 2017	October 30 2016	October 29 2017	October 30 2016	October 29 2017	October 30 2016
Net Sales	$25,885	$23,387	$20,167	$18,487	$5,718	$4,900
Average Identifiable Assets
With Inventories at LIFO	$12,150	$11,816	$8,996	$8,669	$3,154	$3,147
With Inventories at Standard Cost	$13,421	$13,092	$10,031	$9,718	$3,390	$3,374
Operating Profit	$2,821	$1,880	$2,484	$1,700	$337	$180
Percent of Net Sales	10.9%	8.0%	12.3%	9.2%	5.9%	3.7%
Operating Return on Assets
With Inventories at LIFO	23.2%	15.9%	27.6%	19.6%	10.7%	5.7%
With Inventories at Standard Cost	21.0%	14.4%	24.8%	17.5%	9.9%	5.3%
SVA Cost of Assets	$(1,611)	$(1,570)	$(1,204)	$(1,165)	$(407)	$(405)
SVA	$1,210	$310	$1,280	$535	$(70)	$(225)

For the Twelve Months Ended	Financial Services
Dollars in millions	October 29 2017	October 30 2016
Net Income Attributable to Deere & Company	$477	$468
Average Equity	$4,497	$4,488
Return on Equity	10.6%	10.4%
Operating Profit	$722	$709
Average Equity	$4,497	$4,488
Cost of Equity	$(680)	$(680)
SVA	$42	$29

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  The Financial Services segment is assessed an annual pretax cost of approximately 15 percent of the segment’s average equity.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

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